UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

3M Company
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

[The following letter was sent by 3M Company to certain institutional holders of 3M common stock beginning May 2, 2006]

May 1, 2006

Dear Stockholder:

I write to solicit your support in opposing a stockholder proposal on executive compensation to be voted on at 3M’s Annual Meeting on May 9. The proposal was submitted by the United Brotherhood of Carpenters Pension Fund (“United Brotherhood”), and requests that the Company establish a pay-for-superior-performance standard for senior executives that would make compensation payable only when 3M’s performance exceeded the performance benchmarks of an unspecified group of other “peer” companies.

Our Board opposes this proposal for three reasons:

•      First, 3M’s senior executive compensation plans are already based to a very large extent on performance, as detailed in our proxy statement.

•      Second, where it has proven feasible to do so, the Company already makes a significant portion of its senior executives’ incentive compensation payable based on 3M’s performance as compared to that of other industrial companies. Fully 40% of the value of the 2005 awards under our 3-year Performance Unit Plan will be based on the extent to which 3M’s “Sales Growth” performance exceeds the Industrial Production Index (“IPI”) as published by the Federal Reserve.

•      Third, the United Brotherhood proposal is too vague and unworkable to be applied at a diversified technology company like 3M.

Institutional Shareholder Services’ support for the United Brotherhood proposal seems to rest on two mistakes of fact. ISS mistakenly argues that our executive compensation programs somehow produce a “windfall” because they rely twice on the same calculation of economic profit, but in fact our quarterly profit-sharing formula relies on the absolute value of that quarter’s economic profit while one of the performance criteria for the 2005 awards under our Performance Unit Plan relies solely on the growth in economic profit over a 3-year period. ISS also contends that 3M’s disclosure of our compensation plans and performance measures has been inadequate, but these disclosures meet all applicable legal and regulatory requirements.

I enclose a more detailed explanation of our existing plans. I hope you will join our Board in opposing the United Brotherhood proposal, which is not a thoughtful approach as applied to our Company.

Sincerely,

/s/ George W. Buckley
George W. Buckley

Current 3M Senior Executive Compensation Plans

1.     As described in the Compensation Committee Report on Executive Compensation included in the proxy statement dated March 27, 2006, awards granted under the Company’s Performance Unit Plan during 2005 will have their value determined on the basis of 2 performance criteria that are designed to focus executives’ attention on creating stockholder value. One of these criteria, “Sales Growth”, meets the objective of the United Brotherhood proposal by comparing the Company’s worldwide organic sales growth over a 3-year period to a benchmark (the Industrial Production Index) that reflects growth by companies in many of the same industrialized markets as 3M. Approximately 40% of the value of the awards granted during 2005 will be determined by the Company’s performance versus this criterion. As the Report makes clear, the amount payable under these awards may be anywhere from $0 to $360 per unit, depending on the performance of the Company during the three-year performance period ending on December 31, 2007.

2.     The second performance criterion for determining the value of awards granted under the Performance Unit Plan during 2005, “Economic Profit Growth”, utilizes the Company’s goals for profit growth rather than external benchmarks to determine the value of this portion of the awards because the Company was unable to identify reliable benchmark information for this factor. Since this performance criterion focuses on growth in Economic Profit over a 3-year period, it does not duplicate or create a possible windfall when considered together with the Company’s profit sharing program that pays annual incentive compensation based on the quarterly Economic Profit of the Company and its business units.

3.     The long-term equity component of 3M’s senior executive compensation is the Company’s Management Stock Ownership Program. Currently, the Compensation Committee makes annual grants of stock options under the Program to the executive officers. These options have an exercise price equal to the market price of the Company’s common stock on the grant date, and generally expire ten years after the grant date. These options only have value to the recipients if the price of the Company’s stock appreciates after the options are granted. A company’s stock price typically appreciates if its sales and earnings growth exceeds such growth of other companies that compete for investor dollars.

4.     The Company’s entire long-term incentive compensation program for its executives was recently reviewed and validated by the Compensation Committee, with the assistance of its independent compensation consultant. The review did include a comparison of the Company’s program to the similar programs of 3M’s comparator companies.